Exhibit 10.1

ASSET PURCHASE AGREEMENT BY AND AMONG NEXGENAI HOLDING GROUP, INC., AS SELLER, AND NIXXY, INC., AS BUYER, DATED AS OF JUNE 3, 2025

asset PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 3, 2025, is made by and among NexGenAI Holding Group, Inc., a Delaware corporation (“Seller”), and Nixxy, Inc., a Nevada corporation (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person. As used herein, “control” means the power to direct the management or affairs of such Person, whether directly or indirectly, and “ownership” means the beneficial ownership, whether directly or indirectly, of at least 50% of the voting securities of such Person. As used in this Agreement, “Person” means any corporation (including Seller), limited or general partnership, limited liability company, joint venture, association, organization or other entity.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Statement” has the meaning set forth in Section 6.1(b).

“Ancillary Documents” has the meaning set forth in Section 4.3.

“Assignment of Domain Name” has the meaning set forth in Section 7.1(d).

“Bill of Sale” has the meaning set forth in Section 7.1(c).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in both New York, New York and London, United Kingdom are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Cap” has the meaning set forth in Section 8.4(c).

“Chosen Court” has the meaning set forth in Section 9.13.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is not already generally available to the public or in the public domain that relates to Seller or any of its Affiliates, products, services or research or development of Seller or any of its Affiliates or any of their respective suppliers, distributors, customers, employees, independent contractors, investors, lenders, consultants or other business relations. Confidential Information includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, business plans, initiatives, budgets, projections, training, marketing, promotional and sales plans and practices, cost, rate and pricing lists, structures and policies and accounting and business methods), (b) lists of, identities of, individual requirements of, specific contractual arrangements with, and information about, Seller’s suppliers, distributors, customers, independent contractors, investors, lenders, consultants or other business relations (and proposed or potential suppliers, distributors, customers, independent contractors, investors, lenders, consultants or other business relations) and their confidential information, (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto, (d) inventions, innovations, discoveries, technologies, Software, improvements, developments, methods, designs, patterns, marks, names, analyses, drawings, reports, other works of authorship and all similar or related information (whether or not patentable), (e) all other Intellectual Property Rights of Seller and its Affiliates and (f) all notes, analyses, compilations, studies, summaries, reports, manuals and documents. Notwithstanding the foregoing, “Confidential Information” does not include, and Seller shall have no obligation under this Agreement with respect to, information that (i) is or becomes available to Seller on a non-confidential basis from a source other than Seller or any of its Affiliates, provided, that such other source is not, to Seller’s knowledge, bound by a confidentiality obligation to Seller or any of its Affiliates, (ii) is generally available to the public on the date of this Agreement or (iii) becomes generally available to the public other than as a result of a disclosure not otherwise expressly permissible under this Agreement.

“Contracts” means all contracts, obligations, understandings, leases, deeds, licenses, notes, commitments, purchase orders, bids, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral, together with all amendments and other modifications thereto.

“Cutoff Date” has the meaning set forth in Section 8.1.

“Deductible” has the meaning set forth in Section 8.4(a).

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Effective Time” means 12:01 a.m. eastern standard time on the Closing Date.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fundamental Representations” means the representations and warranties contained in the following sections of this Agreement: Section 4.1 (Organization and Qualification), Section 4.2 (Title to Assets), Section 4.3 (Authority), Section 4.5 (Consents and Approvals; No Violation), Section 4.10 (Intellectual Property), and Section 4.13 (Brokers).

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“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs under applicable Law. For example, the “Governing Documents” of a corporation are typically its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are typically its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are typically its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitral tribunal.

“Income Tax” means any federal, state, local, or non-U.S. tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other obligations of indebtedness (including any prepayment premiums or termination penalties and fees payable as a result of the consummation of the transactions contemplated by this Agreement): (i) for borrowed money or for the deferred purchase price of property or services (including all obligations under noncompete, consulting or other similar arrangements but excluding any trade payables and accrued expenses arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person), (ii) evidenced by any note, bond, debenture, letter of credit (to the extent drawn against) or other debt security, (iii) created or arising under any capitalized lease, financing lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (iv) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, (v) secured by a Lien existing on any property or asset owned by such Person, and (vi) under any interest rate, currency or other hedging or derivative Contract, net of any legally enforceable obligations of the counterparty thereto.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, patents, patent applications, patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and all goodwill associated therewith and all registrations, applications and renewals therefor; (c) copyrightable works, copyrights, copyright registrations, applications and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Internet domain names, URLs and websites; (f) Software; (g) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (h) other proprietary rights in intellectual property of every kind and nature, in each case, to the extent protectable by applicable Law.

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“Law” means all laws, statutes, ordinances, codes, regulations, rules and similar mandates of any Governmental Entity, including all applicable Orders.

“Liabilities” means any liability, obligation, commitments, claims or losses, whether asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), adverse claim, condition, equitable interest, priority, charge, right of first refusal, deed of trust, covenant, option, warrant, proxy, voting trust, encroachment, zoning, easement, right-of-way, profit, servitude, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including costs or expenses of investigation, court costs and reasonable attorneys’ fees and expenses, including any consequential damages or punitive, special, exemplary, incidental or indirect damages, lost profits, or damages based on diminution in value, multiples of revenue or earnings, or damages arising from changes in Law after the date of this Agreement.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patent Assignment” has the meaning set forth in Section 7.1(d).

“Pre-Closing Taxes” has the meaning set forth in Section 6.1(c).

“Proceeding” means any complaint, demand, action, suit, claim, hearing, proceeding, litigation, arbitration, investigation, audit, inquiry, or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Entity or other Person.

“Protective Covenants” has the meaning set forth in Section 6.4(e).

“Purchase Price” means $2,250,000, payable in restricted common shares of Nixxy, Inc. as described herein.

“Purchased Asset IP Rights” has the meaning set forth in Section 4.10(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

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“Restricted Territories” means anywhere in the world where Seller or any of its Affiliates has operated the Purchased Assets and conducted the Restricted Business, in the twelve-month period immediately preceding the Closing.

“Securities” means the common stock of Nixxy, Inc.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Associate” has the meaning set forth in Section 4.10(b).

“Seller Expenses” means, without duplication, the collective amount of all out-of-pocket fees, expenses and other payments, including contractual change-of-control payments, incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, that remain unpaid obligations of Seller or any of its Affiliates, as applicable, as of the Closing, including the aggregate of all payments owing by Seller or any of its Affiliates to any of their respective directors, officers, employees, consultants or any other Person in connection with, or as a result of, the consummation of the transactions contemplated hereby, including any change of control or retention bonuses or similar payments to any directors, officers, employees, consultants or any other Person that are triggered by the transactions contemplated hereby.

“Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) Purchased Assets, or (b) the ability of Seller or any of its Affiliates to consummate the transactions contemplated hereby provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which any business for which the Purchased Assets are necessary; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.5; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement..

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Software” means computer programs, including (i) the applicable source or object codes, (ii) the data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation therefor, and (iii) all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Straddle Period” has the meaning set forth in Section 6.1(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever imposed by any Governmental Entity and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or implementation of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Licenses” has the meaning set forth in Section 4.10(a).

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, or other similar Tax, including any related penalties, interest and additions thereto; provided, however, the term “Transfer Tax” shall not include any Income Tax.

ARTICLE 2
SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1 Purchased Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the assets set forth on Schedule 2.1 of the disclosure schedules ("Disclosure Schedules") and in Schedule A attached hereto (the "Purchased Assets"), free and clear of any Lien.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, Seller shall not convey, assign, transfer or deliver to Buyer, and Buyer shall not acquire from Seller (and the Purchased Assets shall not include), any of the following property (collectively, the “Excluded Assets”): None.

Section 2.3 [Reserved].

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in any other provision of this Agreement, Buyer shall not assume, pay or in any way be liable or responsible for any Liabilities of Seller under the Purchased Assets (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall be the sole responsibility of Seller, and shall be retained, paid, satisfied, performed, honored and discharged by Seller, and they include, without limitation of the foregoing, the following:

(a) any Liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including, without limitation, the Seller Expenses and any other fees and expenses of Seller’s attorneys, accountants, brokers or others for services rendered or expenses incurred by or on behalf of Seller;

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(b) except as set forth in Section 6.1(b), (i) all Taxes imposed upon or with respect to the Purchased Assets for all pre-Closing periods and (ii) all Taxes of Seller (whether relating to periods before or after the Closing or incurred by Seller in connection with this Agreement and the transactions provided for herein);

(c) all Liabilities of Seller for customer returns, disputes, complaints, product failures, warranty claims and credits arising from the sale or license of any product or provision of any service by Seller prior to the Effective Time;

(d) any Liability of Seller relating to any Proceeding, including those set forth on Schedule Section 4.8;

(e) any and all Liabilities relating to the Excluded Assets;

(f) all Indebtedness of Seller;

(g) any and all Liabilities to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Seller; and

(h) any Liability of Seller relating to, resulting from, caused by or arising out of the ownership, operation or control of the Purchased Assets by Seller or any of its Affiliates on or before the Effective Time.

ARTICLE 3
Closing; purchase price

Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Eastern time on the date hereof (the “Closing Date”) via electronic mail or such other method as the Parties may agree. The Closing shall be deemed to be effective as of the Effective Time.

Section 3.2 Purchase Price. For and in consideration of the conveyances and assignments described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, the Purchase Price, as disbursed in accordance with Section 3.4.

Section 3.3 Conditions to Obligations to Effect the Transactions.

(a)Conditions to Obligations of Each Party. The respective obligations of Buyer, on the one hand, and Seller, on the other hand, to effect the transactions shall be subject to the satisfaction at or prior to the Closing of the following condition: no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the transactions illegal or otherwise prohibiting consummation of the transactions.

(b)Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions shall be subject to the satisfaction at or prior to Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

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(i)Representations and Warranties. The representations and warranties of Seller (other than the representations and warranties of Seller as of a specified date, which shall be true and correct as of such date) shall be true and correct in all respects on and as of the date hereof;

(ii)Covenants. Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them as of the Closing;

(iii)Due Diligence. Buyer shall have completed its due diligence with results satisfactory to Buyer; and

(iv)Prior to the Closing, the Seller, as applicable, shall have delivered to Buyer the documents and instruments listed in Section 7.1.

(c)Conditions to the Obligations of Seller. The obligations of the Seller to effect the transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(i)Representations and Warranties. The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which will be true and correct as of such date) shall be true and correct in all respects as of the date hereof;

(ii)Covenants. Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing;

(iii)Payment of Closing Date Payment Amount. Seller shall have received the Purchase Price payment pursuant to the terms of Section 3.4; and

(iv)Prior to the Closing, Buyer shall deliver to the Sellers the documents and instruments listed in Section 7.2.

Section 3.4 Payments at Closing. At the Closing, Buyer shall make, or cause to be made, to Seller, an amount equal to the Purchase Price. as consideration and in exchange for 100% of the Purchased Assets, on the Closing Date, Buyer shall pay USD $2,250,000 to Seller, payable in restricted common shares of Nixxy, Inc. (the “Shares”). The number of Shares to be issued shall be determined by dividing the Purchase Price by the volume-weighted average price (“VWAP”) of Nixxy (trading symbol NIXX) shares on NASDAQ during the ten (10) consecutive trading days immediately preceding the specific Closing Date as noted below (the “10-Day VWAP”).

(a) Shares are to be issued in an initial installment of $750,000 followed by three (3) equal installments of $500,000 worth of securities. The first issuance will be made within two business days of the Closing Date.

(b) The installments shall be issued according to the following schedule:

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(i) First Installment: $750,000 worth of Shares shall be issued within two business days of the Closing Date, based on the volume-weighted average price (VWAP) of Nixxy, Inc. (NASDAQ: NIXX) common stock over the ten (10) consecutive trading days immediately preceding the Closing Date (the “10-Day VWAP”).

(ii) Second Installment: $500,000 worth of Shares shall be issued three (3) months after the Closing Date, based on the 10-Day VWAP immediately preceding that date.

(iii) Third Installment: $500,000 worth of Shares shall be issued six (6) months after the Closing Date, based on the 10-Day VWAP immediately preceding that date.

(iv) Fourth Installment: $500,000 worth of Shares shall be issued nine (9) months after the Closing Date, based on the 10-Day VWAP immediately preceding that date.

(c) The number of Shares to be issued in each installment shall be calculated by dividing the $750,000 for the first installment and $500,000 for subsequent installments by the applicable 10-Day VWAP, subject to the percentage limitations described above.

(d) All Shares shall be issued as restricted securities under applicable federal and state securities laws and shall bear customary restrictive legends.

(e) Notwithstanding anything herein to the contrary, in no event shall the Seller be entitled to receive any portion of the Shares in excess of that portion upon which the sum of (a) the number of shares of common stock beneficially owned by the Seller and (b) the number of shares of Common Stock issuable upon such tranche with respect to which the determination of this limitation is being made, would result in beneficial ownership by the Seller of any amount greater than 9.99% of the then outstanding shares of common stock. Additionally, Seller shall not receive any Shares that in the aggregate with all other Shares issued hereunder would total more than 19.9% of the total outstanding shares of Nixxy, Inc. as of the Closing Date.

(f) Optional Clause – Excess Share Limitation
In the event that any installment would result in the issuance of Shares exceeding the applicable 9.9% individual or 19.9% cumulative ownership limitation (each calculated as of the Closing Date), the number of Shares issued in such installment shall be reduced to the maximum allowable amount under such limitations. Any unissued portion of that installment shall be satisfied in a mutually agreed alternative form of consideration.

Section 3.5 Post-Closing Obligations

Following the Closing, Seller shall assist Nixxy with the migration and deployment of the acquired domain, platform code bases, and data repository to Nixxy’s own hosting providers and server infrastructure. Nixxy shall assume all ongoing costs and responsibilities associated with hosting, data storage, system maintenance, and related infrastructure services.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Seller

Seller hereby represents and warrants to Buyer as follows:

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Section 4.1 Organization and Qualification.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to transact business.

(b) Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

Section 4.2 Title to Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of all Liens. The Purchased Assets (i) constitute the assets, rights, properties and interests necessary for the their functionality as presently proposed to be conducted by Buyer and (ii) are sufficient to initiate the development of the tools necessary for Buyer to conduct their intended use as presently proposed to be conducted by Buyer.

Section 4.3 Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Seller is a party will be) duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the Ancillary Documents to which Seller is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4 Solvency. Seller and each of its Affiliates are solvent and their assets exceed their liabilities.

Section 4.5 Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby. Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract which is a Purchased Asset or to which the Purchased Assets are bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over Seller or any of its properties or assets or (d) except as contemplated by this Agreement, result in the creation of any Lien upon any of the Purchased Assets.

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Section 4.6 Material Contracts. Except for this Agreement, none of the Purchased Assets are bound by any:

(i) employment Contract;

(ii) Contract relating to Indebtedness;

(iii) Contract or other licensing agreement with respect to Intellectual Property Rights, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property Rights;

(iv) partnership agreements, joint venture agreements and other Contracts involving a sharing of profits, losses, costs or Liabilities with any Person;

(v) Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(vi) Contract of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between Seller and any of its officers, directors or employees;

(vii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business;

(viii) Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by Seller to be responsible for consequential, incidental or punitive damages;

(ix) Contract containing any covenant that purports to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(x) collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(xi) Contract or group of related Contracts with the same party for the purchase of products, services, marketing or advertising, involving aggregate required minimum annual payments in excess of $50,000;

(xii) Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the aggregate annual undelivered balance of such products or services has a sales price in excess of $50,000;

(xiii) Contract that relates to the disposition or acquisition of assets or properties by Seller outside of the ordinary course of business, or any merger or business combination with respect to Seller, in each case, since January 1, 2023, but including any such Contract entered into prior to January 1, 2023 if such Contract contains an ongoing obligation of or owed to Seller; or

(xiv) any other Contract that requires the annual expenditure, payment or receipt of more than $50,000 in the aggregate and is not terminable by Seller without penalty on notice of ninety (90) days or less.

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Section 4.7 Absence of Changes. Except as set forth on Schedule Section 4.7, since January 1, 2023, (i) there has not been a Seller Material Adverse Effect and until Closing (ii) Seller has conducted its business in the ordinary course substantially consistent with past practices. Since January 1, 2023, Seller has not:

(a) suffered any material damage, destruction or loss (whether or not covered by insurance) to any tangible Purchased Asset;

(b) sold, leased, licensed, mortgaged, assigned or transferred any Purchased Asset, except in the ordinary course of business;

(c) had any Proceeding commenced nor, to Seller’s knowledge, threatened or anticipated, in each case, relating to or affecting the Business or any Purchased Asset;

(d) allowed a Lien to be imposed upon any Purchased Asset;

(e) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization; or

(f) authorized or agreed to any of the foregoing.

Section 4.8 Litigation. Except as set forth on Schedule Section 4.8, there is no Proceeding pending or, to Seller’s knowledge, threatened or under investigation, against or affecting Seller or any of its Affiliates (in each case, to the extent relating to any Purchased Asset), any Purchased Asset (including any Proceedings made against any warranty, guaranty or similar contractual commitment made by Seller or any of its Affiliates in connection with any Purchased Asset), whether before or against any Governmental Entity or otherwise. Except as set forth on Schedule Section 4.8, neither the Seller nor any of its Affiliates (in each case, to the extent relating any of the Purchased Assets), has been, and any Purchased Assets has not been, subject to any Order.

Section 4.9 Compliance with Applicable Law. Except as set forth on Schedule Section 4.9, Seller and each of its Affiliates, has complied, and is now complying with all applicable federal, state, and local laws and regulations applicable to ownership and use of the Purchased Assets. Except as set forth on Schedule Section 4.9, since January 1, 2023, there have been no reports, notices or correspondence relating to any violation or infringement, or disclosure of any potential violations or infringement, by Seller or any of its Affiliates of any applicable Law relating to the operation of any of the Purchased Assets, and copies of all material correspondence with all Governmental Entities to which any of the Purchased Assets is subject or by which any of the Purchased Assets are bound have been provided.

Section 4.10 Intellectual Property.

(a) Except as set forth on Schedule Section 4.10(a), Seller owns, licenses or otherwise has a right to use, free and clear of all Liens, all of the Intellectual Property Rights necessary for the operation of any of the Purchased Assets (collectively, the “Purchased Asset IP Rights”).

(i) Schedule Section 4.10(a)(i) sets forth a list of (a) patents, trademarks, copyright, or other registrations of Purchased Asset IP Rights owned by Seller and (b) patent or trademark applications or applications for the registration of Purchased Asset IP Rights owned by Seller, indicating for each, the applicable jurisdiction, title, registration number (or application number) and the date issued (or date filed). To Seller’s knowledge, there is no reasonable basis for a claim that any such applications or registrations are invalid or unenforceable.

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(ii) Schedule Section 4.10(a)(ii) sets forth a correct and complete list of any and all Contracts or other arrangements pursuant to which (x) Seller has been granted or otherwise receives any claim, right or interest to use, exercise or practice any right under any Person’s Intellectual Property Rights, including any Software (excluding license agreements for non-customized (except for customizations made in the ordinary course) commercially available software applications programs and licenses implied in connection with the marketing and sale of products) to the extent related to any of the Purchased Assets (the “Third Party Licenses”) and (y) any Person has been granted or otherwise receives any right or interest to use, exercise or practice any right under any Purchased Asset IP Rights.

(b) No officer or other employee, independent contractor, consultant or director, of or to Seller or any of its Affiliates (each a “Seller Associate”), past or present, has any claim, right (whether or not currently exercisable) or interest to or in any Purchased Asset IP Rights and each Seller Associate who is or was involved in the creation or invention of any Purchased Asset IP Rights has signed a valid, enforceable agreement containing an assignment of all intellectual property and Intellectual Property Rights to Seller and confidentiality provisions protecting the Purchased Asset IP Rights.

(c) Except as set forth on:

(i) Schedule Section 4.10(c)(i), (x) there is not pending against Seller or any of its Affiliates any claim by any third party contesting the use or ownership of any Purchased Asset IP Right owned or used by Seller, or alleging that Seller is infringing any Intellectual Property Rights of a third party, and (y) there are no claims pending that have been brought by Seller or any of its Affiliates against any third party alleging infringement of any Purchased Asset IP Rights; and

(ii) Schedule Section 4.10(c)(ii), to Seller’s knowledge, (A) the operation of the Purchased Assets by Seller does not infringe any Intellectual Property Rights of any third party and (B) no third party is infringing any Purchased Asset IP Rights.

(d) Seller is not in material breach of any Third Party Licenses.

(e) Except as set forth on Schedule Section 4.10(e), neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Purchased Asset IP Rights; (ii) a breach of any Contract listed or required to be listed in Schedule Section 4.10(a); (iii) the release, disclosure, or delivery of any Purchased Asset IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right, title or interest under, to, or in any of the Purchased Asset IP Rights.

(f) Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by Seller, or purported to be held by Seller, as a trade secret.

(g) No Software or other Purchased Assets incorporates any open source code in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such Software; (ii) creates any obligations for the owner of the Purchased Assets to grant, or to purport to grant, to any third party any rights or immunities under any Purchased Asset IP Rights or (iii) impose limitations on Buyer’s right to require payments from or restrict further distribution of such Software. Seller’s operation of the Purchased Assets is and has been in compliance in all material respects with the obligations of all open source licenses.

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Section 4.11 Unasserted Claims. There are no, and since January 1, 2023, there has not been any, material unasserted claims or material contingent liabilities (including potential warranty exposure and service commitments) relating any of the Purchased Assets. There are no facts which, if known by a potential claimant or Governmental Entity, would give rise to a claim or Proceeding which, if asserted or conducted with results unfavorable to Seller or any if its Affiliates or any of the Purchased Assets, would have a Seller Material Adverse Effect on the use of any of the Purchased Assets or the operation of the Business by Buyer or any of its Affiliates after the Closing.

Section 4.12 Tax Matters. Seller has filed Tax Returns and reports required by Law to be filed prior to the date of this Agreement (or otherwise sought extensions for the filing of such Tax Returns in accordance with applicable Law). Notwithstanding the foregoing, there are no material Taxes, assessments, fees or other governmental charges or any related penalties and interest payable for the period prior to the Closing that affect the Purchased Assets.

Section 4.13 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

Section 4.14 Sufficiency of Assets; Affiliate Transactions. The Purchased Assets comprise all of the assets, properties, contracts, and rights necessary for Buyer to develop the Purchased Assets for their intended purposes after the Closing and the continued development of the Purchased Assets in the manner presently contemplated by Buyer.

Section 4.15 Representations Complete. None of the representations or warranties made by Seller in this Agreement or any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 4.16 Permits. N/A

Section 4.17 Assigned Contracts. N/A

Section 4.18 Securities Law.

(a) As the Buyer is a U.S. company or otherwise a company whose securities are or may be subject to U.S. law, Seller hereby agrees, represents and warrants to the Buyer as follows:

(i) acknowledges that the Securities have not been registered under the 1933 Act and the Company has no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Securities. The Seller agrees to resell the Securities only in accordance with the provisions of applicable securities laws, pursuant to a registration under the 1933 Act, or pursuant to an available exemption from such registration (in particular the provisions of Regulation S or Rule 144, as applicable), and that hedging transactions involving the Securities may not be conducted unless in compliance with the 1933 Act. The Seller understands that any certificate representing the Securities will bear a legend setting forth the foregoing restrictions. The Seller understands that the Securities are restricted securities within the meaning of Rule 144 promulgated under the 1933 Act, that the exemption from registration under Rule 144 will not be available in any event for at least six months from the date of purchase and payment of the Securities by the Seller, and other terms and conditions of Rule 144 are complied with, and that any sale of the Securities may be made by the Seller only in limited amounts in accordance with such terms and conditions and even then may not be available unless (a) a public trading market then exists for the common stock of the Company that issued such Securities, (b) adequate information concerning the Company that issued such Securities is then available to the public and (c) other terms and conditions of Rule 144 are complied with.

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(ii) The Seller further acknowledges and understands that, without in any way limiting the acknowledgements and understandings as set forth hereinabove, the Seller agrees that the Seller shall in no event make any disposition of all or any portion of the Securities which the Seller is acquiring hereunder unless and until:

(A) there is then in effect a “Registration Statement” under the 1933 Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(B) (1) the Seller shall have furnished the Company with an opinion of the Seller’s own counsel to the effect that such disposition will not require registration of any such Securities under the 1933 Act and (3) such opinion of the Seller’s counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Seller of such concurrence.

(b) Legending of the Securities. The Seller agrees and understands that the certificates representing the Securities will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner:

“The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “1933 Act”), pursuant to registration under the 1933 Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the 1933 Act.”

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1 Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Buyer is a party will be) authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by Seller), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 5.3 Consents and Approvals; No Violations. No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party, or (c) violate any Order of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Buyer’s consummation of the transactions contemplated hereby, or otherwise prevent or delay in any material respect the Closing.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates for which Seller may become liable.

ARTICLE 6
COVENANTS

Section 6.1 Tax Matters.

(a) Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) (the “Allocation Statement”) reflecting the allocation of the Purchase Price among the separate classes of assets of Seller and the Protective Covenants in Section 6.4. Buyer and Seller each shall file all Income Tax Returns (including amended returns and claims for refund) and information reports (including IRS Form 8594, Asset Acquisition Statement) in a manner consistent with the Allocation Statement. Neither Buyer nor Seller shall take or permit any of their Affiliates to take any position on its Income Tax Returns that is inconsistent with the Allocation Statement pursuant to this Section 6.1(b) except to the extent required to comply with applicable Law or a final “determination” (within the meaning of Section 1313 of the Code); provided, however, neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.

(b) Taxes relating to the Purchased Assets shall be pro-rated as of the Closing Date, with Seller liable to the extent such items relate to any time period (or portion thereof) up to but excluding the Closing Date (“Pre-Closing Taxes”) and Buyer liable to the extent such items relate to the Closing Date and all periods thereafter. Because such personal property Taxes involve a period that begins before and ends after the Closing Date (a “Straddle Period”), the Pre-Closing Taxes shall be calculated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period up to but excluding the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. Buyer and Seller shall furnish each other with such documents and other records as such other party reasonably requests to confirm such proration calculations. Any amounts owed by Seller pursuant to this Section 6.1(c) shall be paid by Seller within ten (10) calendar days of receipt by Seller of a written request therefor or two (2) calendar days prior to the date on which such Tax liability is due, whichever is later.

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(c) Seller and Buyer shall provide each other, at no charge, with such cooperation and information (including supporting schedules and workpapers) as either of them may reasonably request of the other in the preparation, filing or review of any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund, reimbursement or overpayment of Taxes, or in connection with any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative, judicial or other proceeding or similar claim is commenced, proposed or made by any Taxing Authority. Each of Buyer and Seller shall cooperate with the other by providing any information that the other or its Affiliates reasonably requires to determine its information and withholding obligations on payments made under this Agreement.

Section 6.2 Public Announcements. From and after the date hereof, neither Buyer nor Seller shall issue any press release or make any public announcement or communication which relates to the subject matter of this Agreement or the transactions contemplated hereby (including any press release or other public announcement or communication which uses the name or logo of Buyer or Seller (or any of their respective Affiliates) or refers to Buyer or Seller (or any of their respective Affiliates) directly or indirectly, in each case, without the prior written approval of Seller or Buyer, respectively, except to the extent expressly required by applicable Law or applicable Order, in which case the party required to make such release, announcement or communication shall (x) use its best efforts to allow such other party reasonable time to comment on such release, announcement or communication in advance of such issuance; (y) to the extent requested by such non-disclosing party, use its best efforts to seek an injunction or protective order prohibiting or limiting, to the greatest extent possible, the scope and contents of any such release, announcement or communication and (z) only publicly disclose or communicate such information solely and exclusively to the extent required by such applicable Law or applicable Order.

Section 6.3 Documents and Information. For a period of eighteen (18) months following the Closing Date, each Party agrees to provide the other reasonable access to its books and records solely and exclusively to the extent such books and records relate directly to the Purchased Assets in existence on the Closing Date and solely upon reasonable request and upon reasonable notice.

Section 6.4 Protective Covenants.

(a) Seller hereby acknowledges that it is familiar with the trade secrets of the Purchased Assets and with other Confidential Information of the Purchased Assets. Seller acknowledges and agrees that Buyer and its Affiliates may be irreparably damaged if Seller or any of its Affiliates were to engage, directly, in any (a) development, marketing, sales, promotion or other engagement in any advertising, marketing or materially similar products or services materially related to the Purchased Assets and operate as a competitor to Buyer, (the “Restricted Business”) in any of the Restricted Territories and that such competition by Seller or its Affiliates could result in a loss of goodwill by Buyer. Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.4(a) were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Seller or any of its Affiliates breached the provisions of this Section 6.4(a). Therefore, in further consideration of the amounts to be paid to Seller hereunder for the Purchased Assets sold by Seller hereunder, Seller agrees that during, the 3-year period beginning on the Closing Date, Seller shall not, and Seller shall cause each of its Affiliates not to, directly, or indirectly through one or more other Persons: (i) own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult with, render services for, provide financing or financial support to, or lease property to any Person (other than Buyer or its Affiliates) engaged in, the Restricted Business in the Restricted Territories (or in any other manner engage in the Restricted Business in the Restricted Territories), or (ii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Buyer in order to induce or attempt to induce such Person to cease doing business with Buyer, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer (including making any negative or disparaging statements or communications about Buyer or the Restricted Business); provided, however, that nothing herein shall prohibit Seller or its Affiliates from being a passive owner of the outstanding stock of any class of a corporation which is publicly traded. Buyer acknowledges that the Seller has clients that it performs marketing services for but that such business is not in direct competition to the Buyer.

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(b) During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, Seller shall not, and Seller shall cause each of its Affiliates not to, directly, or indirectly through one or more other Persons, (i) induce or attempt to induce any employee or independent contractor of Buyer or any of its Subsidiaries to leave the employ or otherwise cease to perform services for Buyer or any of its Subsidiaries, or in any way interfere with the relationship between Buyer or any of its Subsidiaries and any such employee or independent contractor (provided, that any general solicitation through magazines, trade journals, newspapers or other publications shall not constitute a violation of this clause (i)), or (ii) hire or engage to perform services any Person who was an employee of or otherwise provided services to Buyer or any of its Subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring or engagement would take place without the written consent of the Buyer.

(c) From and after the Closing Date, Seller shall not, and Seller shall cause each of its Affiliates not to, directly or indirectly, disparage, defame or besmirch Buyer or any of its Affiliates in any way.

(d) From and after the Closing Date, Seller shall, and shall cause each of its Affiliates to, hold, and shall use their reasonable efforts to cause their respective representatives to hold in confidence any and all Confidential Information; provided, that if Seller is, based upon the advice of its legal counsel, required to disclose any such Confidential Information by Law, then Seller may disclose that portion, but only that portion, of such Confidential Information which its counsel advises that it is required to disclose; provided that Seller shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, in each case, at Buyer’s sole cost and expense and upon Buyer’s request. The provisions of this Section 6.4(d) shall not be interpreted to prohibit the sharing by Seller of Confidential Information related to this Agreement or the transactions contemplated hereby in the event of a dispute under this Agreement.

(e) If Seller (or any of its Affiliates) breaches, or threatens to commit a breach of, any of the covenants contained in this Section 6.4 (the “Protective Covenants”), (x) the period of time in which Seller and its Affiliates are required to act, or refrain from acting, pursuant to this Section 6.4 shall be tolled, and shall not run, for so long as Seller or any of its Affiliates is in breach, or threatens to commit a breach of, any of the Protective Covenants and (y) Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or its Affiliates at law or in equity:

(i) the right and remedy to seek to have the Protective Covenants specifically enforced by the Chosen Court, it being agreed that any breach or threatened breach of the Protective Covenants may cause irreparable injury to Buyer and its Affiliates and that money damages may not provide an adequate remedy to Buyer or its Affiliates; and

(ii) the right and remedy to require such Person to account for and pay over to Buyer or any of its Affiliates any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Protective Covenants.

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ARTICLE 7
Closing Deliveries

Section 7.1 Seller Deliveries. Prior to or at the Closing, Seller shall deliver the following closing documents in form and substance reasonably acceptable to Buyer:

(a) a copy of the resolutions of the board of directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby;

(b) copies of all consents, authorizations, and approvals that are listed on Schedule Section 7.1(b) hereto;

(c) a bill of sale, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller, transferring and assigning to Buyer all right, title and interest of Seller in and to the applicable Purchased Assets, free and clear of all Liens (the “Bill of Sale”);

(d) an assignment of domain name, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller (the “Assignment of Domain Name”); and

(e) such other documents, specific instruments of transfer, conveyance and assignment as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of Seller’s representations and warranties; (ii) evidencing Seller’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller; (iii) evidencing the satisfaction of any condition referred to in this Section 7.1; (iv) vesting in Buyer the legal and beneficial title to the Purchased Assets or (v) otherwise facilitating the performance of the transactions contemplated by this Agreement.

Section 7.2 Buyer Deliveries. Prior to or at the Closing, Buyer shall deliver the following closing documents in form and substance reasonably acceptable to Seller:

(a) a certified copy of the resolutions by an officer of Buyer authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(b) the Bill of Sale, duly executed by Buyer;

(c) the Assignment of Domain Name, duly executed by Buyer;

(d) such other specific instruments of transfer, conveyance and assignment as Seller may reasonably request.

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ARTICLE 8
INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (x) the Fundamental Representations shall survive the Closing until the expiration of the applicable statutory period of limitations and (y) the period in which Buyer may commence any Proceeding for fraud committed by or on behalf of Seller or any of its Affiliates shall commence at the Closing and terminate upon the date that is three (3) years from the Closing Date (as applicable, the “Cutoff Date”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Cutoff Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.1 is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby.

Section 8.2 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE 8, Seller indemnify and defend each of Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, whether directly or indirectly, any of the Buyer Indemnitees to the extent arising out of, resulting from or in connection with:

(a) any misrepresentation of, inaccuracy in, or breach by Seller of, or any allegation by any third party that, if true, would be a misrepresentation of, inaccuracy in or breach by Seller of, any representation or warranty set forth in ARTICLE 4;

(b) any breach or non-fulfillment by Seller, or any allegation by any third party that, if true, would be a breach of any pre-Closing obligation, covenant or agreement of Seller set forth in this Agreement;

(c) any Excluded Liability;

(d) any unpaid Seller Expenses;

(e) any claims, whether in contract, tort, equitable or otherwise, by any Person alleging that Seller does not exclusively own or does not have the valid right or license to use, possess, reproduce, modify, display, market, perform, publish, transmit, broadcast, sell, license, distribute or otherwise exploit any Purchased Asset IP Right necessary for the operation of the Purchased Assets as a result of, arising out of, in connection with or otherwise relating to the assignment or other conveyance (or purported assignment or other purported conveyance) of any such Purchased Asset IP Right (or any right, title or interest thereto or therein) by any current or former employee, consultant or independent contractor of Seller or any of its Affiliates pursuant to any Contract entered into between or among such current or former employee, consultant or independent contractor of Seller or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, prior to the date hereof; and

(f) any fraud by Seller or any of its Affiliates with respect to the representations, warranties, covenants, obligations or agreements contained herein.

Section 8.3 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE 8, Buyer shall indemnify and defend each of Seller, its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of:

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(a) any misrepresentation of, inaccuracy in, or breach by Buyer of, or any allegation by any third party that, if true, would be a misrepresentation of, inaccuracy in or breach by Seller of, any representation or warranty set forth in ARTICLE 5; or

(b) any breach or non-fulfillment by Buyer, or any allegation by any third party that, if true, would be a breach of any pre-Closing obligation, covenant or agreement of Buyer set forth in this Agreement.

Section 8.4 Certain Limitations. Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of any Fundamental Representation), until the aggregate amount of all Losses indemnifiable under Section 8.2(a) (other than those with respect to any Fundamental Representation) exceeds an amount equal to $50,000 (the “Deductible”), in which event the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein. For the avoidance of doubt, the Deductible shall not apply to (i) breaches of Fundamental Representations, (ii) claims for indemnification arising under Section 8.2(b), Section 8.2(c), Section 8.2(d), or Section 8.2(e), or (iii) fraud or intentional misrepresentation by or on behalf of Seller or any of its Affiliates.

(b) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of any Fundamental Representation), to the extent the aggregate amount of all Losses indemnifiable under Section 8.2(a)(other than those with respect to a Fundamental Representation) exceeds an amount equal to $100,000 (the “Cap”). For the avoidance of doubt, the Cap shall not apply to (i) breaches of Fundamental Representations, (ii) claims for indemnification arising under Section 8.2(b), Section 8.2(c), Section 8.2(d), or Section 8.2(e) or (iii) fraud or intentional misrepresentation by or on behalf of Seller or any of its Affiliates.

(c) The aggregate maximum liability of Seller for Losses of the Buyer Indemnified Parties under Section 8.2(a) (including with respect to a claim for indemnification as a result of any inaccuracy or breach of any Fundamental Representation) shall not exceed the Purchase Price, in each case, other than Losses arising out of, relating to or resulting from fraud or intentional misrepresentation by or on behalf of Seller or any of its Affiliates.

(d) The Seller Indemnitees and the Buyer Indemnitees shall be obligated to pay for the same Loss only once under this ARTICLE 8 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(e) Subject to the provisions of this Section 8.4(f), the amount of any and all Losses shall be determined net of any amounts or Losses actually received by any of the Buyer Indemnitees (net of any related costs and expenses incurred in connection therewith, including the direct costs of insurance premiums and deductibles relating to any such insurance proceeds) under or pursuant to any other indemnity or reimbursement arrangement or Contract or from other collateral sources.

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(f) In any case where a Buyer Indemnitee recovers, under any alternative arrangements, any amount in respect of a matter for which such Buyer Indemnitee was, prior to such recovery, indemnified pursuant to Section 8.2, such Buyer Indemnitee shall promptly pay over to Seller any amount so recovered from Seller (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount actually expended by Seller in pursuing or defending any claim arising out of such matter that is indemnifiable as a Loss hereunder.

(g) For the sake of clarity, nothing in this Agreement shall require any Indemnified Party (as defined below) to (i) sue, threaten to sue or pursue any formal legal action against any Person prior to seeking recovery under this Agreement or (ii) seek recovery from any customer or supplier of such Indemnified Party or any Affiliate of such Indemnified Party.

(h) The rights and remedies of the Buyer Indemnitees after the Closing shall not be limited by (x) any investigation or disclosure made by or on behalf of any Buyer Indemnitee prior to the Closing regarding any failure, breach or other event or circumstances or (ii) any waiver of any condition to the Closing related thereto.

(i) For purposes of determining (i) whether a breach of any representation or warranty under ARTICLE 4 has occurred and (ii) the measurement of Losses hereunder, all qualifications as to “materiality,” “material respects”, “Seller Material Adverse Effect,” “knowledge” or other similar qualifications contained in any representations, warranties, covenants, agreements or obligations shall be disregarded and have no force or effect.

Section 8.5 Indemnification Procedures. The party making a claim under this ARTICLE 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE 8 is referred to as the “Indemnifying Party.”

(a) Third Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (the “Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party.

(ii) Upon receipt of the notice described in Section 8.5(a)(i) above, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten (10) Business Days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; (iv) the Third Party Claim does not involve, and is not likely to involve, any claim by any Governmental Entity; (v) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (vi) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permits the Indemnified Party to participate, at its own expense, in the defense of the Third Party Claim.

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(iii) In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a)(iii) or if the Indemnifying Party elects to assume the defense but any condition in Section 8.5(a)(ii) is or becomes unsatisfied, the Indemnified Party may agree to any settlement without the written consent of, and without any need to consult with, the Indemnifying Party; provided, however, that no such settlement shall be determinative of the Indemnifying Party’s obligations under this ARTICLE 8.

(c) Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Business’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

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Section 8.6 Payments. Any indemnification of an Indemnified Party pursuant to this ARTICLE 8 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party within ten (10) days after a final settlement has been reached or a final judgment has been rendered with respect to the Loss for which indemnification is sought. In addition, and not in limitation, to any other rights it may have under this Agreement, an Indemnified Party shall have the right to offset against any and all amounts owing to an Indemnifying Party under this Agreement or any of the Ancillary Documents by the full amount of any Losses due to the Indemnified Parties pursuant to this Agreement.

Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims for fraud or intentional misrepresentation on the part of a party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary limitations set forth in this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be to make a claim for Losses pursuant to the indemnification provisions set forth in this ARTICLE 8 and the Parties hereby waive any other statutory and common law remedies or claims. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this ARTICLE 8 will not restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided, that Buyer may assign its rights, interests or obligations under this Agreement without Seller’s prior written consent to (i) any successor to Buyer or any acquirer of a material portion of the business or assets of Buyer; (ii) one or more of Buyer’s Affiliates or (iii) any lender to Buyer or its Affiliates as security for obligations to such lender, so long as Buyer remains the primary obligor under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Notices. Any notice, request, demand, claim or other communication hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (with automated confirmation of receipt), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

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To Buyer:

Nixxy, Inc.

123 Farmington Avenue

Suite 252

Bristol, CT 06010

with a copy (which shall not constitute notice to Buyer) to:

Pearl Cohen

Attention: Max Lindenfeld

Email: MLindenfeld@pearlcohen.com

To Seller:

NexGenAI Holding Group, Inc.

1858 Pleasantville Road, Suite 110

Briarcliff Manor, NY 10510 USA

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given as follows (i) if delivered personally or sent via email, such notice, request, demand, claim or other communication shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered during normal business hours of the recipient thereof on a Business Day or, if not sent or delivered during normal business hours of the recipient on a Business Day, on the next following Business Day and (ii) if sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same; provided, however, that notices sent by mail will not be deemed given until received. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.4 Certain Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.5 Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to any article or section refers to the corresponding article or section of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein mean that a paper or electronic copy of the document or information referred to has been provided to the party to whom such information or material is to be provided. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, Seller, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof; (vi) all references to “dollars” or “$” shall be references to United States Dollars and (vii) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP as in effect as of the date hereof.

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Section 9.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to any other section in this Agreement if and to the extent that the relevance of each such disclosure to such other section is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. A disclosure of any contract or agreement in the Schedules shall be deemed to include any and all exhibits, addenda and schedules thereto. The Schedules include brief descriptions or summaries of certain agreements and instruments. Such descriptions or summaries do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described.

Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or unenforceable by any court of competent jurisdiction, all other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement deemed invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not deemed invalid, illegal or unenforceable.

Section 9.9 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. Delivery of an executed counterpart of a signature page to this Agreement scanned PDF pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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Section 9.10 Limitation on Remedies. Except in the case of intentional fraud committed with actual knowledge, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 9.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.12 Jurisdiction and Venue. The Parties hereto agree that any Proceeding arising out of, relating to or in connection with this Agreement, the exhibits and schedules hereto, any other Ancillary Document, any transaction hereunder or thereunder, any breach hereof or thereof, or any matters contemplated hereby or thereby (each, a “Covered Claim”) shall be brought to the Southern District of New York or, if such court shall not have jurisdiction, any federal court located in the State of New York or other New York state court and the applicable appellate courts (the “Chosen Court”). Each of the Parties expressly agrees and acknowledges that the each of the Chosen Courts is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party further represents that it has agreed to the jurisdiction of the Chosen Courts, in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction. Each of the Parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chosen Courts in respect of Covered Claims. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 hereof or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

Section 9.13 Further Assurances. As and when requested by any Party and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to effectuate the transactions contemplated hereby.

Section 9.14 Amendment and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers (if applicable) of Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.14 shall be void. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

NEXGENAI HOLDING GROUP, INC.

By:/s/ Michael Woloshin

Name: Michael Woloshin

Title: CEO

BUYER:

NIXXY, INC.

By:/s/ Mike Schmidt

Name: Mike Schmidt

Title: CEO

[Signature Page to Asset Purchase Agreement]